FORM 5

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions Reported                         of 1940
- -----------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|                                        |  quiring Statement  |   PowerCold Corporation PWCL                                  |
|                                        |  (Month/Day/Year)   |                                                               |
|----------------------------------------|      01/2001        |---------------------------------------------------------------|
|   (Last)        (First)        (MI)    |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|  Briley         George          C      |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
|                                        |  curity Number of   | _x_ Director        ___ 10% Owner           | (Month/Day/Year)|
|----------------------------------------|  Reporting Person   | _x_ Officer (give   ___ Other (specify      |                 |
|          (Street)                      |  (Voluntary)        |       title below)             below)       |-----------------|
|  17 Pembroke Lane                      |                     |                                             |7. Individual or |
|                                        |    ###-##-####      |   Chief Technology Officer                  | Joint/Group     |
|                                        |                     |                                             | Filing (Check   |
|                                        |                     |                                             | applicable line)|
|                                        |                     |                                             |_x_ Form filed by|
|                                        |                     |                                             | One Reporting   |
|----------------------------------------|---------------------|----------------------------------------------| Person         |
|  (City)            (State)    (Zip)    |                                                                   |___ Form filed by|
|   San Antonio        TX      78240     |        TABLE I - Non-Derivative Securities Acquired,              | More than One   |
|                                        |                  Disposed of, or Beneficially Owned               | Reporting Person|
__________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of Securi- |6.Dir |7.Nature of Indirect     |
                             |Transaction|  or Disposed of (D)              |  ties Beneficially |ect   |  Beneficial Ownership   |
                             |Date  |Code|                                  |  Owned at End of   |(D)or |                         |
                             |      |    |                  | A/|           |  Issuer's Fiscal   |Indir |                         |
                             |      |    |    Amount        | D |    Price  |  Year              |ect(I)|                         |
__________________________________________________________________________________________________________________________________|
   Common stock              |1995-98| A |                  |   |           |   634,602          |  D   |                         |
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                             |      |    |                  |   |           |                    |      |                         |
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                                   PAGE: 1 of 2

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

Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount   |8.Price|9.Number   |10.|11Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying      |of Deri|of Deriva  |Dir|Indirect   |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities         |vative |tive       |ect|Beneficial |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                     |Secu   |Securities |(D)|Ownership  |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                     |rity   |Benefi     |or |           |
                        |Deriva  |     |    |               |Date |Expir|          |Amount or |       |ficially   |Ind|           |
                        |tive    |     |    |               |Exer-|ation|          |Number    |       |Owned at   |ire|           |
                        |Secu    |     |    |               |cisa-|Date |   Title  |of Shares |       |End of     |ct |           |
                        |rity    |     |    |   A   |   D   |ble  |     |                     |       |Year       |(I)|           |
__________________________________________________________________________________________________________________________________|
    Options             |  $0.50 |2/7/98| A |       |       |2/7/98|2/7/01|         | 50,000   |       |          | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
    Options             |  $0.50 |2/7/98| A |       |       |2/7/98|2/7/01|         | 100,000  |       |          | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
    Options             |  $0.50 |10/1/99| A|       |       |10/1/99|10/1/02|       | 204,100  |       |          | D |           |
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

Explanation of Responses:




                                    /s/ George C. Briley               01-03-01
                                    -------------------------------   ----------
                                    **Signature of Reporting Person     Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.